Exhibit 10.18

THE KROGER CO.	1014 VINE STREET	CINCINNATI, OHIO 45202-1100

Date: March 28, 2025

To: David Kennerley
From: Ron Sargent
Subject: Executive New Hire – Amended and Restated Offer

David,

We are pleased to offer you the position of Senior Vice President of The Kroger Co. (“Kroger” or the “Company”) effective March 10, 2025 and Chief Financial Officer effective April 3, 2025, reporting solely and directly to me as CEO. The position will be based in Cincinnati, OH except as otherwise previously directed or consented to by the Company.

Your annual salary will be $800,000 with an annual incentive plan target of $800,000. For the 2025 fiscal year, such bonus shall not be prorated. The annual incentive plan is currently paid out in March of each year based on our prior year company performance as described in the plan for that year. For example, the 2025 fiscal year begins on February 2, 2025 and ends on January 31, 2026. The incentive payout for this year will be mid-March 2026. To receive an annual incentive payout, you must be an active associate on the last day of our fiscal year for which the incentive was earned. After 30 days of employment, the Company shall pay you a $300,000 cash bonus payment, less applicable taxes. After 2 months of employment, the Company shall pay you a $550,000 cash bonus payment, less applicable taxes. At 12 months of employment, the Company shall pay you another $500,000 cash bonus payment, less applicable taxes (each such payment a “Cash Payment Amount”). See footnote for more details.

On the first of the month following your date of hire, you will be eligible for our comprehensive health care plans along with stock purchase and life and income protection plans. You will also be eligible for 4 weeks of vacation, with the amount pro-rated in calendar 2025 based on your date of hire. As an executive of the Company, your benefits will also include long-term disability, deferred compensation, accidental death and dismemberment and the long-term incentive plan. Please review the executive benefits brochure you have been provided for complete details.

The Company shall award you a special grant of $2,800,000 in restricted shares, ratably vesting over 3 years. This will be awarded in March 2025. In addition to the special grant, annually, beginning in March 2025, you will be eligible for a long-term equity grant vesting over 4 years, commensurate with your role and based on meeting performance expectations in a fiscal year. You will also be eligible to participate in our Long-Term Incentive Plan which may pay out in performance unit equity based on the Company meeting specific performance metrics over the life of the plan. The current total target long-term incentive plan and equity award value for your role, assuming your performance is consistently delivering expectations, is $3,100,000 (20% in stock options, 30% in restricted shares, and 50% in performance units).

To more closely align the interests of Kroger’s officers and directors with those of our shareholders, the Board of Directors has adopted stock ownership guidelines. These guidelines require non-employee directors, executive officers, and other key executives to acquire and hold a minimum dollar value of Kroger common shares within 5 years of entering a role subject to these requirements. The target value of stock ownership for your role equals 3 times your base salary.

Until the ownership requirements are met, you must hold 100% of common shares issued, including performance units earned and shares received upon the exercise of stock options or upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes. While working to achieve your target level of ownership, you must also retain all Kroger common shares unless a disposition is approved by the CEO.

THE KROGER CO.	1014 VINE STREET	CINCINNATI, OHIO 45202-1100

You also qualify for the Relocation Program. The Relocation Policy Summaries are attached. Your relocation package includes one month of base pay at the new salary to assist with miscellaneous relocation expenses not covered in the relocation policy, which will be generated with your first payroll processing in your new position. For the avoidance of doubt, you will be covered under the U.S. Domestic Relocation Policy for Tier 1 U.S. executives with such additional features as are provided under the Company’s International Relocation Policy for international relocation assignments. Upon acceptance of this offer, a relocation representative will contact you to discuss your moving plans.

In the event that your employment terminates as a result of a termination by the Company without Cause (as defined in The Kroger Co. Employee Protection Plan), a termination by you with Good Reason (as defined in The Kroger Co. Employee Protection Plan), or as a result of your death or disability, the Company shall (i) pay you any remaining unpaid Cash Payment Amounts within thirty (30) days following such termination and (ii) allow the Special RSU Grant to continue to vest according to the original vesting terms of the grant.

In your role as Chief Financial Officer, you will be covered as an officer under the Company’s Directors & Officers Liability Coverage insurance policy. In summary, coverage is provided as follows: Provides corporate reimbursement coverage to the Company and personal liability coverage to all directors and officers for liability arising from their actions in their capacity as director or officer of the Company. Includes specific coverage for pollution-related claims for non-indemnifiable losses. The corporate entity is also covered for securities claims only. This policy will respond to employment claims against directors & officers in excess of our Employment Practices Liability policy.

Signing below confirms all the details of our amended and restated offer, terms and conditions of employment but does not constitute any express, implied or real contracts of employment, as your employment will be at-will.

Please indicate your decision below, sign, date and email the offer letter to Tim Massa’s attention at Tim.Massa@kroger.com.

David, we appreciate you considering this role with Kroger. We believe you will make a big difference in our success and the achievement of our vision. I personally look forward to working closely with you.

Please feel free to contact me if you have any additional questions concerning this offer.

Sincerely,

Ron Sargent

Chairman and Interim CEO

The Kroger Co.

I agree to the terms of this amended and restated offer letter: ______ Yes ______ No

/s/ David J. C. Kennerley
Signature

Date:

Footnote: By signing this letter, you agree that in the event you are separated from your employment from Kroger within 2 years of your hire for reason other than an involuntary termination (that is, Kroger’s terminating your employment) or your death or significant disability, you will be obliged to repay to Kroger the entirety of any amount Kroger has paid to you in connection with your Cash Payment Amount. You agree that Kroger will and you hereby authorize Kroger to withhold from your final paycheck and/or from any other forms of final

THE KROGER CO.	1014 VINE STREET	CINCINNATI, OHIO 45202-1100

compensation otherwise owed to you the amount you owe to Kroger in relation to the terms of this paragraph, and you agree to pay all of Kroger’s costs and expenses (including without limitation reasonable attorneys’ fees) incurred in any other effort to collect repayment you owe to Kroger in accord with the terms of this paragraph.

cc: Tim Massa, SVP, Human Resources/Labor Relations